SCHEDULE 13D
                        (Amendment No. 9)
            Under the Securities Exchange Act of 1934

                     Landmark Land Company, Inc.
                        (Name of Issuer)

                  Common Stock, $0.50 par value
                   (Title of class of securities)

                            515062107
                         (CUSIP Number)

                       Morris Orens, Esq.
             Shereff, Friedman, Hoffman & Goodman, LLP
                         919 Third Avenue
                    New York, New York 10022
                         (212) 758-9500
   (Name, address and telephone number of person authorized to receive notices and communications)

                        October 29, 1999
     (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13D

CUSIP No. 515062107                               Page 2 of 7 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham Partners, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    New York

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            3,154,683

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH
                9   SOLE DISPOSITIVE POWER
  REPORTING          3,154,683
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     100,000

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     3,254,683

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*


     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                    40.68 %

     14        TYPE OF REPORTING PERSON*
                    PN

                          SCHEDULE 13D

CUSIP No. 515062107                               Page 3 of 7 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Karenina Properties, LLC

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    New York

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            1,313,680

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        100,000
                9   SOLE DISPOSITIVE POWER
  REPORTING          1,313,680
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     0

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                    1,413,680

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*


     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                    17.67%

     14        TYPE OF REPORTING PERSON*
                    OO

SCHEDULE 13D

CUSIP No. 515062107                                  Page 4 of 7 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham Partners III, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    New York

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            36,787

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH
                9   SOLE DISPOSITIVE POWER
  REPORTING          36,787
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER


     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     36,787

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*


     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     .46%

     14        TYPE OF REPORTING PERSON*
                    PN

SCHEDULE 13D

CUSIP No. 515062107                                  Page 5 of 7 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Gotham International Advisors, L.L.C.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            88,660

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH
                9   SOLE DISPOSITIVE POWER
  REPORTING          88,660
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER


     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     88,660

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*


     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     1.11%

     14        TYPE OF REPORTING PERSON*
                     OO;IA

                                                     Page 6 of 7 Pages

To the extent set forth herein, this Amendment No. 9 amends and supplements the statement on Schedule 13D, as amended by amendment nos. 1, 2, 3, 4, 5, 6, 7 and 8 (the "Statement"), filed by the Gotham Partners, L.P. ("Gotham"), Karenina Properties, LLC ("Karenina Properties") and Gotham Partners II, L.P. ("Gotham II" and collectively with Gotham, the "Funds"), relating to the Common Stock, $0.50 par value ("Common Stock" or "Shares"), of Landmark Land Company, Inc., a Delaware corporation (the "Company").

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Statement.



Item 5 Interest in Securities of the Issuer


Item 5 is hereby amended to give effect to transactions in Item 2.


      c) Amendment No. 8 to the statement on Schedule 13D incorrectly reported that the transactions during the last sixty days were effected through open-market purchases, but rather they were effected through privately negotiated transactions.

                                                   Page 7 of 7 Pages

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

October 29, 1999

                GOTHAM PARTNERS, L.P.

                By:   Section H Partners, L.P.
                      its general partner

                      By: Karenina Corporation,
                          a general partner of Section H Partners, L.P.

                      By: /s/ William A. Ackman
                          William A. Ackman
                          President

               KARENINA PROPERTIES, LLC


                By: /s/ William A. Ackman
                      William A. Ackman
                      Manager




               GOTHAM PARTNERS III, L.P.

                By:   Section H Partners, L.P.
                      its general partner

                      By: Karenina Corporation,
                          a general partner of Section H Partners, L.P.

                      By: /s/ William A. Ackman
                          William A. Ackman
                          President


              GOTHAM INTERNATIONAL ADVISORS, L.L.C.


                By: /s/ William A. Ackman
                          William A. Ackman
                          Senior Managing Member